Exhibit 99.1

NEWS RELEASE

CONTACTS:	Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Charlie Mayr
(862) 261-8030

Watson Second Quarter 2012 Non-GAAP Diluted EPS Increases 41% to $1.42;

Net Revenue Increases 25% to Over $1.3 Billion

– GAAP Earnings (Loss) of $(0.49) per share on Acquisition Charges –

– 37% Increase in Adjusted EBITDA –

– Company Updates 2012 Forecast –

PARSIPPANY, NJ – July 26, 2012 – Watson Pharmaceuticals, Inc. (NYSE: WPI) today reported net income for the second quarter 2012 increased 42 percent to $181.4 million or $1.42 per diluted share on a non-GAAP basis, compared to $127.9 million or $1.01 per diluted share in the second quarter 2011. Net revenue increased 25 percent to $1.36 billion, compared to $1.08 billion in the second quarter 2011. On a GAAP basis, the Company recorded a loss of $62.2 million or $0.49 per share compared to earnings of $52.7 million or $0.42 per diluted share in the prior year period. The current quarter loss for GAAP purposes includes $183.2 million or $1.33 per share of charges related to the pending acquisition of Actavis. See Table 4 for a complete reconciliation of GAAP and Non-GAAP results.

For the second quarter 2012, adjusted EBITDA increased 37 percent to $333.0 million, compared to $243.3 million for the second quarter 2011. For the second quarter 2012, cash flow from operations was $199.7 million and cash and marketable securities were $225.0 million as of June 30, 2012. Refer to the attached reconciliation tables for adjustments to GAAP earnings.

“Double-digit growth of non-GAAP EPS, revenue and adjusted EBITDA resulted from solid execution across all three of our businesses,” said Paul Bisaro, President and CEO. “I’m pleased to report that at the half-way point of the year, we are executing well on our strategies to deliver on our stand-alone 2012 growth plan and to drive continued growth over the long-term.

“Global Generics and Anda Distribution revenues increased 26 percent and 37 percent respectively, while our Global Brands business delivered $119 million in revenues, an increase of 6 percent. Looking beyond the numbers, we saw significant achievements against our integrated growth strategies,” Bisaro continued.

“Following the April 25th announcement of the proposed acquisition of Actavis, we are making excellent progress in planning for a successful integration with an anticipated close in the fourth quarter, so that we can maximize the global value of this transformative transaction,” concluded Bisaro.

Business Segment Results

Global Generics Segment Information

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited; $ in millions)	2012	2011	2012	2011
Product sales	$976.0	$781.5	$2,084.0	$1,366.5
Other revenue	19.0	10.9	27.1	26.0

Net revenue	995.0	792.4	2,111.1	1,392.5
Operating expenses:
Cost of sales	517.4	439.1	1,131.6	728.2
Research and development	53.8	58.3	109.9	112.7
Selling and marketing	52.6	37.7	100.1	68.3

Segment contribution	$371.2	$257.3	$769.5	$483.3

Segment margin	37.3%	32.5%	36.5%	34.7%

Adjusted gross profit (1)	$468.3	$357.9	$971.9	$664.9
Adjusted gross margin	47.6%	45.2%	46.3%	48.0%

(1)        Adjusted gross profit represents adjusted net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Settlement of contingent asset acquired as part of a business acquisition (other revenue)	$—	$—	$—	$(7.4)
Net revenue from milestone related to divested products	(10.9)	—	(10.9)	—
Operational Excellence Initiative	1.6	1.9	3.3	5.3
Purchase accounting adjustments	—	2.7	—	2.7

Global Generics net revenue for the second quarter 2012 increased 26 percent to $995.0 million as a result of new product launches including the launch of a generic version of Lipitor® in November of 2011 and a generic version of Lovenox® in January of 2012, plus higher international net revenue. Second quarter 2012 international net revenue was $210.7 million, up 77 percent from the second quarter 2011. International net revenue increased as a result of the acquisition of Specifar in May of 2011 and Ascent in January of 2012 and new product launches in key markets.

Global Generics R&D investment for the second quarter 2012 decreased eight percent to $53.8 million. Global Generics selling and marketing expenses for the second quarter 2012 increased 40 percent to $52.6 million, primarily due to the addition of Specifar and Ascent.

Global Generics adjusted gross margin increased from 45.2 percent in the second quarter of 2011 to 47.6 percent in the second quarter of 2012, as a result of a contractually higher share of profit from sales of the authorized generic version of Concerta® offset in part by lower than average margins from sales of the authorized generic version of Lipitor®.

Global Brands Segment Information

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited; $ in millions)	2012	2011	2012	2011
Product sales	$100.9	$92.0	$193.8	$172.3
Other revenue	18.4	20.9	35.1	37.5

Net revenue	119.3	112.9	228.9	209.8
Operating expenses:
Cost of sales	28.7	25.1	54.5	42.9
Research and development	25.9	22.2	58.3	42.1
Selling and marketing	42.5	44.8	90.2	81.3

Segment contribution	$22.2	$20.8	$25.9	$43.5

Segment margin	18.6%	18.4%	11.3%	20.7%

Gross profit	$90.6	$87.8	$174.4	$166.9
Gross margin	75.9%	77.8%	76.2%	79.6%

Global Brands net revenue increased six percent to $119.3 million in the second quarter 2012. The increase in revenue was primarily the result of increased sales of Rapaflo® and Crinone® and the addition of new products including Generess® Fe in the U.S. and Rapaflo® and Gelnique® in Canada, partially offset by lower sales of Androderm®.

Global Brands R&D investment increased 17 percent to $25.9 million in the second quarter 2012 compared to the second quarter 2011. The increase was a result of investments related to our biosimilars development initiatives, partially offset by lower licensing and regulatory fees in the second quarter of the prior year. Global Brands selling and marketing expenses decreased 5 percent to $42.5 million in the second quarter of 2012, due to lower U.S. promotional spend for new products compared to the prior year period, partially offset by higher field force and support costs related to the initiation of our selling efforts in Canada, in addition to expansion that occurred in the U.S. in the second half of 2011.

Global Brands segment gross margin for the second quarter of 2012 was 75.9 percent, compared to 77.8 percent for second quarter of 2011 as a result of a favorable product mix in the prior year period.

Distribution Segment Information

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited; $ in millions)	2012	2011	2012	2011
Net revenue	$240.9	$176.4	$539.5	$355.9
Operating expenses:
Cost of sales	207.9	149.2	472.2	297.9
Selling and marketing	22.8	19.6	45.7	38.0

Segment contribution	$10.2	$7.6	$21.6	$20.0

Segment margin	4.2%	4.3%	4.0%	5.6%

Gross profit	$33.0	$27.2	$67.3	$58.0
Gross margin	13.7%	15.4%	12.5%	16.3%

Distribution segment net revenue for the second quarter 2012 increased 37 percent to $240.9 million compared to $176.4 million in the second quarter 2011. The increase was related to new third-party product launches during the second quarter and higher base business sales. Distribution revenue consists only of sales of third-party products and excludes sales of Watson’s brand and generic products.

Selling and marketing expenses increased $3.2 million to $22.8 million, due to additional expenses associated with relocating our Groveport, Ohio distribution operations to our Olive Branch, Mississippi facility and higher sales related expenses. Distribution segment gross margin decreased to 13.7 percent in the second quarter 2012 as a result of lower margins on higher sales to chain customers.

Other Operating Expenses

Consolidated general and administrative expenses were $121.8 million in the second quarter 2012, an increase of 42.6 percent from the second quarter 2011. The increase was due to costs associated with the pending acquisition of Actavis, the addition of Specifar and Ascent and higher corporate and legal expenses. Amortization expense for the second quarter 2012 was $105.8 million, compared to $74.6 million in second quarter 2011. The increase was due to the amortization of atorvastatin product rights acquired in the Arrow acquisition and product rights acquired in the Specifar and Ascent acquisitions.

2012 Financial Outlook

Watson’s estimates are based on actual results for the first half of 2012 and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events. Watson’s forecast for 2012 excludes any impact from the pending acquisition of Actavis Group which is expected to close in the fourth quarter of 2012.

Watson estimates total net revenue for 2012 will be approximately $5.5 billion.

•	Total Global Generics segment revenue of between $3.9 and $4.1 billion.

•	Total Global Brands segment revenue of between $500 and $525 million.

•	Total Anda Distribution segment revenue of between $950 million and $1 billion.

•	Adjusted non-GAAP earnings for 2012 is expected to be between $5.65 and $5.85 per diluted share.

•	Adjusted EBITDA for 2012 is expected to be between $1.325 and $1.380 billion.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time to discuss second quarter 2012 results, the outlook for 2012 and recent corporate developments. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573. The Conference ID is 98104891.

A taped replay of the conference call will also be available beginning approximately two hours after the call’s conclusion and will remain available through 12:00 midnight Eastern Time on August 9, 2012. The replay may be accessed by dialing (855) 859-2056 and entering the same Conference ID above. From international locations, the replay may be accessed by dialing (404) 537-3406. To access the webcast, go to Watson’s Investor Relations Web site at http://ir.watson.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., is a leading integrated global pharmaceutical company. The Company is engaged in the development, manufacturing and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women’s Health. Watson has operations in many of the world’s established and growing international markets.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Watson’s performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the inherent uncertainty associated with financial projections; successful integration of the Ascent acquisition and the ability to recognize the anticipated synergies and benefits of the Ascent acquisition; the receipt of required regulatory approvals for the pending Actavis acquisition (including the approval of antitrust authorities necessary to complete the acquisition); successful close and subsequent integration of the Actavis acquisition and the ability to recognize the anticipated synergies and benefits of the Actavis acquisition; access to available financing (including financing for the Actavis acquisition) on a timely basis and on reasonable terms; the difficulty of predicting the timing and outcome of pending litigation and risks that an adverse outcome in such litigation could render Watson liable for substantial damages; risks that resolution of patent infringement litigation through settlement could result in investigations or actions by private parties or government authorities or agencies; the impact of competitive products and pricing; risks related to fluctuations in foreign currency exchange rates; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions if any; risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims and the availability of product liability insurance on reasonable terms; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Watson’s facilities, products and/or businesses; changes in the laws and regulations, including Medicare, Medicaid, and similar laws in foreign countries affecting, among other things, pricing and reimbursement of pharmaceutical products and the settlement of patent litigation; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2011 and Watson’s Quarterly Report on Form 10-Q for the period March 31, 2012. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

All trademarks are the property of their respective owners.

The following table presents Watson’s results of operations for the three and six months ended June 30, 2012 and 2011:

Table 1

WATSON PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net revenues	$1,355.2	$1,081.7	$2,879.5	$1,958.2

Operating expenses:
Cost of sales (excludes amortization, presented below)	754.0	613.4	1,658.3	1,069.0
Research and development	79.7	80.5	168.2	154.8
Selling, general and administrative	239.7	187.5	522.2	352.3
Amortization	105.8	74.6	237.7	131.2
Loss on asset sales and impairments, net	79.8	7.4	80.0	21.8

Total operating expenses	1,259.0	963.4	2,666.4	1,729.1

Operating income	96.2	118.3	213.1	229.1

Non-operating income (expense):
Interest income	0.5	0.5	0.9	1.3
Interest expense	(21.0)	(22.9)	(42.7)	(44.7)
Other income (expense), net	(156.6)	(0.3)	(155.1)	(4.0)

Total other income (expense), net	(177.1)	(22.7)	(196.9)	(47.4)

Income before income taxes and noncontrolling interest	(80.9)	95.6	16.2	181.7
Provision (benefit) for income taxes	(18.7)	43.2	23.6	84.5

Net income (loss)	(62.2)	52.4	(7.4)	97.2
Loss attributable to noncontrolling interest	—	0.3	—	0.8

Net income (loss) attributable to common shareholders	$(62.2)	$52.7	$(7.4)	$98.0

Earnings per share attributable to common shareholders:
Basic	$(0.49)	$0.42	$(0.06)	$0.79

Diluted	$(0.49)	$0.42	$(0.06)	$0.78

Weighted average shares outstanding:
Basic	125.8	124.5	125.5	124.1

Diluted	125.8	126.4	125.5	126.1

The following table presents Watson’s Condensed Consolidated Balance Sheet at June 30, 2012 and December 31, 2011.

Table 2

WATSON PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$217.6	$209.3
Marketable securities	7.4	14.9
Accounts receivable, net	876.0	1,165.7
Inventories, net	870.4	889.4
Other current assets	348.5	290.4
Property and equipment, net	727.8	713.7
Investments and other assets	99.2	93.0
Product rights and other intangibles, net	1,460.7	1,613.6
Goodwill	1,919.5	1,708.3

Total assets	$6,527.1	$6,698.3

Liabilities & Equity
Current liabilities	$1,530.7	$1,839.5
Long-term debt	1,098.7	848.5
Deferred income taxes and other liabilities	337.5	447.8
Total equity	3,560.2	3,562.5

Total liabilities and equity	$6,527.1	$6,698.3

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2012 and 2011.

Table 3

WATSON PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Six Months Ended June 30,
	2012	2011
Cash Flows From Operating Activities:
Net income (loss)	$(7.4)	$97.2

Reconciliation to net cash provided by operating activities:
Depreciation	40.5	48.7
Amortization	237.7	131.2
Provision for inventory reserve	26.9	26.6
Share-based compensation	23.9	16.2
Deferred income tax benefit	(108.4)	(43.9)
(Earnings) losses on equity method investments	(1.1)	5.1
Loss on sale of securities	—	(0.8)
Loss on asset sales and impairment, net	101.3	21.8
Loss on foreign exchange derivatives	142.7	—
Amortization of deferred financing costs	13.3	—
Increase in allowance for doubtful accounts	1.6	—
Accretion of preferred stock and contingent consideration obligations	14.9	23.4
Contingent consideration fair value adjustment	(21.3)	—
Excess tax benefit from stock-based compensation	(9.9)	(9.9)
Other, net	2.5	0.3
Changes in assets and liabilities (net of effects of acquisitions):
Accounts receivable, net	310.9	(231.9)
Inventories	14.7	9.0
Prepaid expenses and other current assets	(25.9)	2.7
Accounts payable and accrued expenses	(355.4)	213.5
Deferred revenue	(5.4)	(4.3)
Income and other taxes payable	(98.4)	(8.2)
Other assets and liabilities	2.4	(4.9)

Total adjustments	307.5	194.6

Net cash provided by operating activities	300.1	291.8

Cash Flows From Investing Activities:
Additions to property and equipment	(53.3)	(41.5)
Additions to product rights and other intangibles	(3.6)	(10.2)
Proceeds from sales of property and equipment	7.4	0.8
Proceeds from sales of marketable securities and other investments	8.9	3.7
Additions to investments	(0.2)	(1.5)
Acquisition of business, net of cash acquired	(383.5)	(561.1)
Other investing activities, net	—	0.6

Net cash used in investing activities	(424.3)	(609.2)

Cash Flows From Financing Activities:
Proceeds from borrowings on credit facility	375.0	250.0
Debt issuance costs	(25.5)	—
Principal payments on debt	(125.3)	(28.8)
Proceeds from stock plans	10.9	42.6
Payment of contingent consideration	(90.1)	—
Repurchase of common stock	(13.7)	(11.1)
Acquisition of noncontrolling interest	(4.7)	(5.5)
Excess tax benefit from stock-based compensation	9.9	9.9

Net cash provided by financing activities	136.5	257.1

Effect of currency exchange rate changes on cash and cash equivalents	(4.0)	2.6

Net (decrease) increase in cash and cash equivalents	8.3	(57.7)
Cash and cash equivalents at beginning of period	209.3	282.8

Cash and cash equivalents at end of period	$217.6	$225.1

The following table presents a reconciliation of reported net income and diluted earnings per share to non-GAAP net income for the three and six months ended June 30, 2012 and 2011:

Table 4

Watson Pharmaceuticals, Inc.

Reconciliation Table

(Unaudited; in millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
GAAP to non-GAAP net income calculation
Reported GAAP net income attributable to common shareholders	$(62.2)	$52.7	$(7.4)	$98.0
Adjusted for:
Amortization	106.0	74.9	238.1	132.0
Global supply chain initiative(1)	2.4	3.5	5.0	12.1
Acquisition and licensing charges	185.5	8.7	211.1	13.3
Interest accretion on contingent liabilities	7.4	9.8	15.2	18.8
Non-cash impairment/asset sales	79.8	7.4	80.0	21.8
Non-recurring (gains) losses	(13.9)	(1.5)	(15.4)	(7.2)
Legal settlements	—	—	59.8	—
Income taxes on items above	(123.6)	(27.6)	(196.2)	(49.0)

Non-GAAP net income attributable to common shareholders	$181.4	$127.9	$390.2	$239.8

Diluted earnings per share
Diluted earnings per share - GAAP	$(0.49)	$0.42	$(0.06)	$0.78

Diluted earnings per share - Non-GAAP	$1.42	$1.01	$3.06	$1.90

Basic weighted average common shares outstanding	125.8	124.5	125.5	124.1
Effect of dilutive securities:
Dilutive share-based compensation arrangements	1.8	1.9	1.9	2.0

Diluted weighted average common shares outstanding	127.6	126.4	127.4	126.1

(1)	Includes accelerated depreciation charges.

The following table presents a reconciliation of reported net income for the three and six months ended June 30, 2012 and 2011 to adjusted EBITDA:

Table 5

Watson Pharmaceuticals, Inc.

Adjusted EBITDA Reconciliation Table

(Unaudited; in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
GAAP net income attributable to common shareholders	$(62.2)	$52.7	$(7.4)	$98.0
Plus:
Interest expense	21.0	22.9	42.7	44.7
Interest income	(0.5)	(0.5)	(0.9)	(1.3)
Provision for income taxes	(18.7)	43.2	23.6	84.5
Depreciation (includes accelerated depreciation)	20.1	25.7	40.5	48.7
Amortization(1)	106.0	74.9	238.1	132.0

EBITDA	65.7	218.9	336.6	406.6

Adjusted for:
Global supply chain initiative	2.0	2.0	4.1	8.5
Acquisition and licensing charges	185.3	8.7	210.9	13.3
Non-cash impairment charges	79.8	7.4	80.0	21.8
Non-recurring (gains) losses	(13.9)	(1.5)	(15.4)	(7.2)
Legal settlements	—	—	59.8	—
Accretion (income) expense	0.5	—	0.4	—
Share-based compensation	13.6	7.8	23.9	16.2

Adjusted EBITDA	$333.0	$243.3	$700.3	$459.2

(1)	Includes amortization of excess purchase price on equity method investment.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2012 to non-GAAP net income and non-GAAP earnings per diluted share:

Table 6

Watson Pharmaceuticals, Inc.

Reconciliation Table - Forecasted Non-GAAP Earnings Per Diluted Share

(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months Ending December 31, 2012
	Low	High
GAAP to Non-GAAP net income calculation
GAAP net income	$87	$115
Adjusted for:
Amortization	445	445
Global supply chain initiative	10	10
Acquisition and licensing charges	300	300
Interest accretion on contingent liability	25	25
Non-cash impairment charges	80	80
Non-recurring (gains) losses	(15)	(15)
Legal settlements	60	60
Income taxes on items above	(268)	(270)

Adjusted Non-GAAP net income	724	750

Diluted earnings per share
Diluted earnings per share - GAAP	$0.68	$0.90

Diluted earnings per share - Non-GAAP	$5.65	$5.85

The reconciliation table is based in part on management’s estimate of non-GAAP net income for the year ending December 31, 2012. Watson expects certain known GAAP charges for 2012, as presented in the schedule above. Other GAAP charges that may be excluded from non-GAAP net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2012 to adjusted EBITDA:

Table 7

Watson Pharmaceuticals, Inc.

Reconciliation Table - Forecasted Adjusted EBITDA

(Unaudited; in millions)

	Forecast for Twelve Months Ending December 31, 2012
	Low	High
GAAP net income	$87	$115
Plus:
Interest expense	80	80
Interest income	(1)	(1)
Provision for income taxes	146	163
Depreciation (includes accelerated depreciation)	90	95
Amortization	445	445

EBITDA	847	897

Adjusted for:
Global supply chain initiative	8	8
Acquisition and licensing charges	300	300
Non-cash impairment charges	80	80
Non-recurring (gains) losses	(15)	(15)
Legal settlements	60	60
Share-based compensation	45	50

Adjusted EBITDA	$1,325.0	$1,380.0

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2012. Watson expects certain known GAAP charges for 2012, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.